EXHIBIT 99.7

CONSENT TO BE NAMED AS A DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a person who is anticipated to become a director of CCFNB Bancorp, Inc. (“CCFNB”) following the consummation of the merger of Muncy Bank Financial, Inc. (“MBF”) with and into CCFNB in accordance with the Agreement and Plan of Merger, dated as of April 17, 2023, between CCFNB and MBF as described in the joint proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 of CCFNB and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

Date:	June 29, 2023

By:	/s/ Bonnie M. Tompkins
Bonnie M. Tompkins

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